ETF Opportunities Trust 485BPOS

Exhibit 99(j)(6)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated November 22, 2023, relating to the financial statements and financial highlights of Alpha Dog ETF, a series of ETF Opportunities Trust, for the year ended September 30, 2023, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

January 25, 2024